EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiaries*	State of Incorporation or Organization

Koger Real Estate Services, Inc.	Florida

Southeast Properties Holding Corporation, Inc.	Florida

Koger Realty Services, Inc.	Florida

Koger-Vanguard Partners, L.P.	Delaware

Koger Ravinia, LLC	Delaware

Koger Post Oak Limited Partnership	Delaware

Koger Post Oak, Inc.	Delaware

Koger Dallas I Limited Partnership	Delaware

K/Dallas I, Inc.	Delaware

Koger Dallas II Limited Partnership	Delaware

K/Dallas II, Inc.	Delaware

Koger McGinnis Park, LLC	Florida

McGinnis Park, Ltd.	Florida

K/McGinnis Office, LLC	Florida

K/McGinnis Office, Ltd.	Florida

K/McGinnis Undeveloped, LLC	Florida

K/McGinnis Undeveloped, Ltd.	Florida

Koger Acquisition, LLC	Florida

*	These subsidiaries are wholly owned by Koger Equity, Inc. except that McGinnis Park, Ltd., K/McGinnis Office, LLC, K/McGinnis Office, Ltd., K/McGinnis Undeveloped, LLC, and K/McGinnis Undeveloped, Ltd. are 75% owned by Koger Equity, Inc. through Koger McGinnis Park, LLC.